New Accounting Pronouncement

In July 2006, the Financial Accounting Standards Board (FASB) issued
Interpretation 48, Accounting for Uncertainty in Income Taxes - an
interpretation of FASB Statement 109 (FIN 48). FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position must meet before being recognized in the financial statements. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Fund will adopt FIN 48 during 2007 and the impact to the Fund's financial statements, if any, is currently being assessed.